                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                                 SBARRO, INC.,
- - --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- - --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------
     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------
     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------
     (5)  Total fee paid:

          ---------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ---------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          ---------------------------------------------------------------------
     (3)  Filing Party:

          ---------------------------------------------------------------------
     (4)  Date Filed:

          ---------------------------------------------------------------------

                                       SBARRO, INC.
                                    763 LARKFIELD ROAD
                                COMMACK, NEW YORK 11725

                             -----------------------------

                        NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                TO BE HELD MAY 24, 1995

To the Shareholders:

     NOTICE IS HEREBY GIVEN that the 1995 Annual Meeting of Shareholders (the "Meeting") of Sbarro, Inc. (the "Company") will be held at Sbarro, The Italian Eatery, Walt Whitman Mall, Route 110, Huntington Station, New York, on Wednesday, May 24, 1995, at 10:30 A.M., Eastern Daylight Savings time, to consider and act upon the following matters:

     1. The election of three Class 3 directors to serve until the 1998 Annual Meeting of Shareholders and until their respective successors are elected and qualified;

     2. A proposal to ratify the action of the Board of Directors in appointing Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending December 31, 1995; and

     3. The transaction of such other business as may properly come before the Meeting or any adjournment or postponement thereof.

     Information regarding the matters to be acted upon at the Meeting is contained in the accompanying Proxy Statement.

     The close of business on April 14, 1995 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting or any adjournment or postponement thereof.

                                                    By Order of the Board of
                                          Directors,

                                                      JOSEPH SBARRO,
                                                        Secretary

Commack, New York
April 24, 1995

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. EACH SHAREHOLDER IS URGED TO SIGN, DATE AND RETURN THE ENCLOSED FORM OF PROXY WHICH IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. AN ENVELOPE ADDRESSED TO THE COMPANY'S TRANSFER AGENT IS ENCLOSED FOR THAT PURPOSE AND NEEDS NO POSTAGE IF MAILED IN THE UNITED STATES.

                                  SBARRO, INC.
                               763 LARKFIELD ROAD
                            COMMACK, NEW YORK 11725

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 24, 1995

     This Proxy Statement is furnished to the holders of Common Stock, par value $.01 per share ("Common Stock"), of Sbarro, Inc. (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company ("Proxy" or "Proxies") for use at the Annual Meeting of Shareholders (the "Meeting") to be held on Wednesday, May 24, 1995, at 10:30 A.M., New York City time, at Sbarro, The Italian Eatery, Walt Whitman Mall, Route 110, Huntington Station, New York, and at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. The cost of preparing, assembling and mailing the Notice of Annual Meeting, this Proxy Statement and Proxies is to be borne by the Company. The Company will also reimburse brokers who are holders of record of Common Stock for their expenses in forwarding Proxies and Proxy soliciting material to the beneficial owners of such shares. In addition to the use of the mails, Proxies may be solicited without extra compensation by directors, officers and employees of the Company by telephone, telecopy, telegraph or personal interview. The approximate mailing date of this Proxy Statement is April 24, 1995.

     Unless otherwise specified, all Proxies received will be voted for the election of all nominees named herein to serve as directors and in favor of the proposal to ratify the appointment of independent public accountants for the Company's fiscal year ending December 31, 1995. A Proxy may be revoked at any time before its exercise by filing with the Secretary of the Company an instrument of revocation or a duly executed proxy bearing a later date, or by attendance at the Meeting and electing to vote in person. Attendance at the Meeting will not in and of itself constitute revocation of a Proxy.

     The close of business on April 14, 1995 has been fixed by the Board of Directors as the record date (the "Record Date") for the determination of shareholders entitled to notice of, and to vote at, the Meeting and any adjournment thereof. As of the Record Date, there were 20,333,481 shares of Common Stock outstanding. Each share of Common Stock outstanding on the Record Date will be entitled to one vote on all matters to come before the Meeting. A majority of the shares entitled to vote, represented in person or by proxy, is required to constitute a quorum for the transaction of business. Proxies submitted which contain abstentions or broker nonvotes will be deemed present at the Meeting in determining the presence of a quorum.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

     The Company's Certificate of Incorporation provides that the Board of Directors shall be divided into three classes, with such classes to be as nearly equal in number as the then total number of directors constituting the entire Board permits. The Company's Board of Directors presently consists of nine members with three members in each class. Each class is elected for a term of three years. The term of office of Class 1, 2 and 3 directors is scheduled to expire at the 1996, 1997 and 1995 annual meetings of shareholders, respectively. At each annual meeting, directors are elected to succeed those in the class whose term expires at that annual meeting, such newly elected directors to hold office until the third succeeding annual meeting and the election and qualification of their respective successors.

     At the Meeting, shareholders will elect three Class 3 directors to serve until the 1998 annual meeting of shareholders and until their respective successors are elected and qualified. Unless otherwise directed, the persons named in the Proxy intend to cast all Proxies received for the election of Messrs. Mario Sbarro, Thomas J. Sandleitner and Bernard Zimmerman (the "nominees") to serve as Class 3 directors upon their nomination at the Meeting. Each nominee and each other incumbent director was elected by shareholders. Each of the nominees has advised the Company of his willingness to serve as a director of the Company. In case any nominee should become unavailable for election to the Board of Directors for any reason, the persons named in the Proxies have discretionary authority to vote the Proxies for one or more alternative nominees who will be designated by the Board of Directors.

     The following is a description of the nominees and of each other member of the Board of Directors:

INFORMATION ABOUT NOMINEES

  Class 3 Directors

     MARIO SBARRO, 53, has been an officer, a director and a principal shareholder of the Company since its organization in 1977, serving as Chairman of the Board of Directors and Chief Executive Officer for more than the past five years. In addition, for more than five years prior to December 1993, Mr. Sbarro also served as President of the Company. Mr. Sbarro is Chairman of the Executive Committee of the Board.

     THOMAS J. SANDLEITNER, 55, has been a private investor since June 1990. Prior thereto, Mr. Sandleitner served as President of Manufacturers Hanover Venture Capital Corp. (from 1981), Chairman of the Board of Directors of Manufacturers Hanover Capital Investors, Inc. (from 1986) and Senior Managing Director -- Venture Capital of the Investment Banking Group of Manufacturers Hanover Trust Company (from 1987). He became a director of the Company in February 1989. Mr. Sandleitner is a member of the Audit Committee of the Board. Mr. Sandleitner is also a director of Trend-Lines, Inc.

     BERNARD ZIMMERMAN, 62, has been President of Bernard Zimmerman and Co., Inc. since October 1972 and Senior Vice President of The Zimmerman Group, Inc. since January 1991, financial and management consulting firms. Mr. Zimmerman has also served as President and a director of Beacon Hill Mutual Fund, a publicly traded mutual fund, since December 1994. From September 1986 until September 1993, Mr. Zimmerman also served as Chairman and President of St. Lawrence Seaway Corp., an owner and manager of agricultural properties. Mr. Zimmerman has been a certified public accountant in New York for more than the past thirty years. He became a director of the Company in March 1985. Mr. Zimmerman is Chairman of the Audit and Compensation Committees, and is a member of the Executive Committee, of the Board.

INFORMATION ABOUT DIRECTORS WHOSE TERMS OF OFFICE CONTINUE AFTER THE MEETING

  Class 1 Directors

     ANTHONY SBARRO, 49, has been an officer, a director and a principal shareholder of the Company since its organization in 1977, serving as President and Chief Operating Officer since December 1993. For more than five years prior thereto, Mr. Sbarro was an Executive Vice President of the Company. He has also served as Treasurer of the Company for more than the past five years. Mr. Sbarro is a member of the Executive Committee of the Board.

     HAROLD L. KESTENBAUM, 45, has been a practicing attorney in New York since 1975. From October 1989 until July 1990, Mr. Kestenbaum also served as Chairman of FranchiseAmerica Corp., a provider of franchise marketing and consulting services. He became a director of the Company in March 1985. Mr. Kestenbaum is Chairman of the Stock Option Committee and a member of the Compensation Committee of the Board.

     PAUL A. VATTER, 70, has been Lawrence E. Fouraker Professor of Business Administration at Harvard University's Graduate School of Business Administration since 1970. He became a director of the Company in March 1985. Professor Vatter is a member of the Audit and Stock Option Committees of the Board.

  Class 2 Directors

     JOSEPH SBARRO, 54, has been an officer, a director and a principal shareholder of the Company since its organization in 1977, serving as Senior Executive Vice President since December 1993. For more than five years prior thereto, Mr. Sbarro was an Executive Vice President of the Company. He has also served as Secretary of the Company for more than the past five years. Mr. Sbarro is a member of the Executive Committee of the Board.

     RICHARD A. MANDELL, 52, has been a Managing Director of Prudential Securities Incorporated, an investment banking firm, for more than the past five years. He became a director of the Company in March 1986. Mr. Mandell is a member of the Audit Committee of the Board.

     TERRY VINCE, 66, has been Chairman of the Board and President of Sovereign Hotels (a company which operates hotels) since October 1991 and Chairman of the Board of Fame Corp. (a food service management company) since January 1994. Mr. Vince served as Chairman Emeritus (from November 1990 until October 1991) and Chairman of the Board of Directors and President (from November 1988 until November 1990) of daka International, Inc. (a food and restaurant service company). Mr. Vince served as Chairman of the Board of Directors and President of daka, Inc., the predecessor of daka International, Inc., from 1973 until November 1988. He became a director of the Company in December 1988. Mr. Vince is a member of the Compensation and Stock Option Committees of the Board.

COMMITTEES

     The Board of Directors is responsible for the management of the Company. During the Company's 1994 fiscal year, ended January 1, 1995, the Board of Directors held four meetings. Each incumbent director attended at least 75% of all meetings of the Board and committees on which the person served which were held during the year, except Messrs. Sandleitner and Vatter who attended 50% and 43% of such meetings, respectively.

     The Board of Directors has established Executive, Audit, Compensation and Stock Option Committees. There is no standing nominating committee.

     When the Board is not in session, the Executive Committee has, to the extent permitted by law, all of the power and authority of the Board. The Executive Committee held no formal meetings during fiscal 1994, but met informally from time to time during the year.

     The principal functions of the Audit Committee are to nominate independent auditors for appointment by the Board; meet with independent auditors to review and approve the scope of their audit engagement and the fees related to such work; meet with the Company's financial management and independent auditors to review matters relating to internal accounting controls, the Company's accounting practices and procedures and other matters relating to the financial condition of the Company; and report to the Board periodically with respect to such matters. The Audit Committee held two formal meetings, and had informal discussions from time to time, during fiscal 1994.

     The Compensation and Stock Option Committees, described below under "Executive Compensation-Report of the Compensation and Stock Option Committees", each held one meeting during fiscal 1994. In addition, the Committees met informally from time to time during the year.

COMPENSATION OF DIRECTORS

     Non-employee directors receive a retainer at the rate of $12,000 per annum and $500 for each meeting of the Board of Directors attended and for each meeting of a Committee of the Board attended if such meeting was not held on the same day as a meeting of the Board of Directors. Directors are also reimbursed for reasonable travel expenses incurred in attending Board and Committee meetings.

     The Company's 1993 Non-Employee Director Stock Option Plan, which was approved by shareholders at the Company's 1993 Annual Meeting of Shareholders, provides for the automatic grant of an option to purchase 3,750 shares of the Company's Common Stock to each non-employee director in office immediately after each Annual Meeting of Shareholders. Options granted under the plan are exercisable during the five year period commencing one year following the date of grant, subject to early termination in certain instances, at an exercise price equal to 100% of the fair market value of the Company's Common Stock on the date of grant.

     Bernard Zimmerman and Company, Inc., of which Mr. Zimmerman is President and a majority shareholder, renders financial and consulting assistance to the Company, for which it received fees of $96,000 during the Company's fiscal year ended January 1, 1995.

EXECUTIVE OFFICERS

     The following is information concerning the executive officers of the Company, other than those who also serve as directors (as to whom information is provided above):

     CARMELA SBARRO, 73, has been Vice President of the Company since March 1985. Mrs. Sbarro was a founder of the Company, together with her late husband, Gennaro Sbarro. Mrs. Sbarro devotes a substantial portion of her time to recipe and product development. Mrs. Sbarro served as a director of the Company from March 1985 until December 1988 when she was elected Director Emeritus of the Company.

     FREDRIC J. GRUDER, 49, joined the Company as Vice President and General Counsel in March 1992. For more than five years prior to joining the Company, Mr. Gruder was a partner of Dornbush Mensch Mandelstam & Schaeffer, a New York City law firm, and its predecessors.

     ROBERT S. KOEBELE, 51, joined the Company in October 1990 as Vice President -- Finance and Chief Financial Officer. From 1986 until he joined the Company, Mr. Koebele was Vice President -- Finance and Chief Financial Officer of General Building Products Corp., a publicly-held operator of retail home centers and distributor of building products. Mr. Koebele has been a certified public accountant in New York for more than the past twenty-five years.

     JACK H. LEE, 47, joined the Company in January 1995 and was elected Vice President -- Marketing in February 1995. From February 1994 until he joined the Company, Mr. Lee served as Vice President -- Special Markets of Newfield Publications (a publisher of children's books), a subsidiary of K-III Communications Corp. and, from June 1984 until February 1994 served in various capacities, most recently as Vice President, with Gruner + Jahr USA Publishing (a publisher of magazines).

     CARMELA N. MERENDINO, 30, was elected Vice President -- Administration in October 1988. Ms. Merendino joined the Company in March 1985 and performed a variety of corporate administrative functions for the Company prior to her election as Vice President -- Administration.

     ANTHONY J. MISSANO, 37, was elected Vice President -- Operations (West) in February 1995, prior to which he served as a Zone Vice President since joining the Company in June 1992. Mr. Missano served as a consultant to the Company from June 1992 until he became a full time employee at the end of fiscal 1993. From November 1988 until he joined the Company, Mr. Missano served as President of Anaton Corp., a franchisee of the Company.

     JAMES M. O'SHEA, 43, joined the Company in January 1995 and was elected Vice President -- Human Resources in February 1995. Prior to joining the Company, Mr. O'Shea served as Director of Human Resources and Administration of Euro-Disney SCA (a theme park operator) from October 1991 through August 1994 and Staff Vice President -- Personnel of Cunard Line Ltd. (a cruise line and hotel operator) from September 1986 through May 1991.

     GENNARO A. SBARRO, 28, was elected Vice President -- Franchising in February 1995. For more than five years prior thereto, Mr. Sbarro served in various operational positions for the Company.

     GENNARO J. SBARRO, 32, was elected Vice President -- Operations (East) in February 1995. For more than five years prior thereto, Mr. Sbarro served in various capacities for the Company.

     LANCE H. STURGES, 49, joined the Company in November 1994 and was elected Vice President -- Real Estate in February 1995. Mr. Sturges served as Vice President of First Union Management Inc. (a real estate investment trust) from June 1994 until he joined the Company; Division Head in the Leasing Department of DeBartolo Corp. (a developer of commercial property) from November 1991 until June 1994, and the principal of Lancer & Associates (a commercial real estate company) from July 1990 until November 1991. In March 1993, Mr. Sturges filed a voluntary petition of bankruptcy and received an order of discharge in August 1993.

FAMILY RELATIONSHIPS

     Mario, Anthony and Joseph Sbarro are the sons of Carmela Sbarro. Carmela N. Merendino is the daughter and Gennaro A. Sbarro is the son of Mario Sbarro. Gennaro J. Sbarro is the son and Anthony J. Missano is the son-in-law of Joseph Sbarro.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the ownership of shares of the Company's Common Stock, as of March 31, 1995 (except as noted below), with respect to (a) holders known to the Company to beneficially own more than five percent of the outstanding Common Stock of the Company, (b) each director and nominee, (c) each executive officer named in the Summary Compensation Table under the caption "Executive Compensation" below and (d) all directors and executive officers of the Company as a group. The Company understands that, except as noted below, each beneficial owner has sole voting and investment power with respect to all shares attributable to such owner.

                                                                AMOUNT AND NATURE OF       PERCENT OF
                       BENEFICIAL OWNER                         BENEFICIAL OWNERSHIP        CLASS(1)
- - --------------------------------------------------------------  ---------------------      -----------
Mario Sbarro(2)...............................................        1,905,710(3)              9.3%
Anthony Sbarro(2).............................................        1,758,300(4)              8.6%
Joseph Sbarro(2)..............................................        2,332,914(5)             11.4%
Trust of Carmela Sbarro(2)....................................        2,497,884(6)             12.3%
J.P. Morgan & Co. Incorporated................................        1,624,050(7)              8.0%
T. Rowe Price Associates, Inc. ...............................        1,532,350(8)              7.5%
The Prudential Insurance Company of America...................        1,201,280(9)              5.9%
Harold L. Kestenbaum..........................................           14,250(10)               *
Richard A. Mandell............................................            7,500(11)               *
Thomas J. Sandleitner.........................................            7,500(11)               *
Paul A. Vatter................................................            9,750(12)               *
Terry Vince...................................................           10,800(12)               *
Bernard Zimmerman.............................................           32,500(13)               *
Robert S. Koebele.............................................            9,000(14)               *
Fredric J. Gruder.............................................              600                   *
All directors and executive officers as a group (19
  persons)....................................................        8,599,889(15)            41.1%

- - ---------------

 (1) Asterisk indicates less than 1%. Shares subject to options are considered outstanding only for the purpose of computing the percentage of outstanding Common Stock which would be owned by the optionee if the options were exercised, but (except for the calculation of beneficial ownership by all executive officers and directors as a group) are not considered outstanding for the purpose of computing the percentage of outstanding Common Stock owned by any other person.
 (2) The business address of each of Mario Sbarro, Joseph Sbarro, Anthony Sbarro and the Trust of Carmela Sbarro is 763 Larkfield Road, Commack, New York 11725.
 (3) Includes (i) 3,180 shares owned by children of Mr. Sbarro who reside in his household (as to which shares Mr. Sbarro disclaims beneficial ownership),
     (ii) 3,550 shares owned by a charitable foundation of which Mr. Sbarro and his wife are two of the directors (and, as such, may be deemed to have shared voting and dispositive power with respect to such shares) and (iii) 230,000 shares subject to the portion of options held by Mr. Sbarro which are currently exercisable. Excludes the shares held by the Trust of

     Carmela Sbarro, of which trust Mario Sbarro serves as a trustee and as to which shares Mr. Sbarro may be deemed a beneficial owner with shared voting and dispositive power.
 (4) Includes 135,000 shares subject to the portion of options which are currently exercisable.
 (5) Includes (i) 609,000 shares owned by a partnership of which Mr. Sbarro is the sole general partner and (ii) 125,000 shares subject to the portion of options which are currently exercisable.
 (6) The trust was created by Carmela Sbarro for her benefit and for the benefit of her descendants, including Mario, Joseph and Anthony Sbarro. The trustees of the trust are Franklin Montgomery, whose business address is 488 Madison Avenue, New York, New York 10022, and Mario Sbarro. As trustees, Franklin Montgomery and Mario Sbarro may be deemed to be the beneficial owners of these shares with shared voting and dispositive power.
 (7) Based upon information as of December 31, 1994 contained in a Schedule 13G filed by J.P. Morgan & Co. Incorporated ("J.P. Morgan"). The address of J.P. Morgan is 60 Wall Street, New York, New York 10260. J.P. Morgan has sole voting power with respect to 976,650 of such shares and sole dispositive power with respect to all 1,624,050 of such shares. J.P. Morgan has no shared voting or shared dispositive power with respect to any of these shares.
 (8) Based upon information as of December 31, 1994 contained in a Schedule 13G filed by T. Rowe Price Associates, Inc. ("T. Rowe Price"). The address of
     T. Rowe Price is 100 East Pratt Street, Baltimore, Maryland 21202. T. Rowe Price has sole voting power with respect to 138,450 of such shares and sole dispositive power with respect to all 1,532,350 of such shares. T. Rowe Price has no shared voting or shared dispositive power with respect to any of such shares.
 (9) Based upon information as of December 31, 1994 contained in a Schedule 13G filed by The Prudential Insurance Company of America ("Prudential"). The address of Prudential is Prudential Plaza, Newark, New Jersey 07102-3777. Prudential has sole voting and sole dispositive power with respect to 454,850 of these shares and shared voting and shared dispositive power with respect to the remaining 746,430 of such shares.
(10) Represents (a) 6,750 shares owned by Mr. Kestenbaum's wife, as to which shares Mr. Kestenbaum disclaims beneficial ownership, and (b) 7,500 shares subject to the portion of options which were exercisable on, or become exercisable within 60 days after, March 31, 1995.
(11) Represents shares subject to the portion of options which were exercisable on, or become exercisable within 60 days after, March 31, 1995.
(12) Includes 7,500 shares subject to the portion of options which were exercisable on, or become exercisable within 60 days after, March 31, 1995.
(13) Represents 7,500 and 25,000 shares subject to the portion of options held respectively by Mr. Zimmerman individually and Bernard Zimmerman and Company, Inc., a company of which Mr. Zimmerman is President and a majority shareholder, which were exercisable on, or become exercisable within 60 days after March 31, 1995.
(14) Includes 1,500 shares subject to the portion of an option which is currently exercisable.
(15) Includes (a) an aggregate of 9,240 shares owned by spouses and children (as to which shares beneficial ownership is disclaimed), (b) 3,550 shares owned by a charitable foundation and (c) 569,251 shares subject to the portion of options held which were exercisable on, or become exercisable within 60 days after, March 31, 1995.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth information concerning the annual and long-term compensation of the Company's chief executive officer and other four most highly compensated persons who were serving as executive officers of the Company at the end of the Company's 1994 fiscal year for services in all capacities to the Company and its subsidiaries during the Company's 1994, 1993 and 1992 fiscal years:

                                                                                       LONG TERM
                    NAME AND                                 ANNUAL COMPENSATION      COMPENSATION
                    PRINCIPAL                               ---------------------     ------------
                   POSITION(1)                     YEAR      SALARY       BONUS         OPTIONS
- - -------------------------------------------------  ----     --------     --------     ------------
Mario Sbarro.....................................  1994     $400,000     $225,000            --
  Chairman of the Board and Chief Executive        1993      400,000      225,000       120,000
  Officer                                          1992      395,000      200,000            --
Anthony Sbarro...................................  1994     $235,000     $175,000            --
  President, Chief Operating Officer and           1993      235,000      175,000        90,000
  Treasurer                                        1992      234,000      125,000            --
Joseph Sbarro....................................  1994     $235,000     $150,000            --
  Senior Executive Vice President and Secretary    1993      235,000      150,000        75,000
                                                   1992      234,000      125,000            --
Robert S. Koebele................................  1994     $163,000     $ 50,000         5,000
  Vice President -- Finance and Chief Financial    1993      155,000       46,500         7,500
  Officer                                          1992      140,000       35,000         4,500
Fredric J. Gruder................................  1994     $156,000     $ 40,000         5,000
  Vice President and General Counsel               1993      148,000       35,000         7,500
                                                   1992      113,000(2)        --         7,500

- - ---------------

(1) Prior to December 21, 1993, Mario Sbarro served as Chairman of the Board of Directors and President of the Company, Anthony Sbarro served as Executive Vice President and Treasurer of the Company and Joseph Sbarro served as Executive Vice President and Secretary of the Company.

(2) Mr. Gruder joined the Company in March 1992.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The Company's 1991 Stock Incentive Plan permits the grant of options and stock appreciation rights to employees of, and consultants and advisors to, the Company and its subsidiaries, including officers and directors who are serving in such capacities. The following table contains information concerning options granted during the Company's 1994 fiscal year to the executive officers named in the Summary Compensation Table. No stock appreciation rights have been granted to date.

                                                                   INDIVIDUAL OPTIONS
                                          ------------------------------------------------------------------------
                                                                                                    POTENTIAL
                                                                                                REALIZABLE VALUE
                                                         PERCENT                                AT ASSUMED ANNUAL
                                           NUMBER OF     OF TOTAL                                 RATES OF STOCK
                                            SHARES       OPTIONS       EXERCISE                PRICE APPRECIATION
                                          UNDERLYING    GRANTED TO       PRICE                 FOR OPTION TERM(2)
                                           OPTIONS     EMPLOYEES IN       PER      EXPIRATION   ------------------
                 NAME                     GRANTED(1)    FISCAL YEAR      SHARE        DATE        5%         10%
- - --------------------------------------   -----------   -------------   ---------   ----------  --------   --------
Robert S. Koebele.....................      5,000          3.8%         $ 21.50     12/11/04    $67,606   $171,327
Fredric J. Gruder.....................      5,000          3.8%           21.50     12/11/04     67,606    171,327

- - ---------------
(1) These options are exercisable in varying installments commencing on December 12, 1996.

(2) These are hypothetical values using assumed compound growth rates prescribed by the Securities and Exchange Commission and are not intended to forecast possible future appreciation, if any, in the market price of the Company's Common Stock.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END VALUES

     The following table sets forth certain information concerning the number of shares of Common Stock acquired upon the exercise of stock options during the Company's fiscal year ended January 1, 1995 by, and the number and value at January 1, 1995 of shares of Common Stock subject to unexercised options held by, the executive officers named in the Summary Compensation Table.

                                                                             NUMBER OF SHARES         VALUE OF
                                                                                UNDERLYING          UNEXERCISED
                                                                                UNEXERCISED         IN-THE-MONEY
                                                                                  OPTIONS             OPTIONS
                                                                                 AT FISCAL           AT FISCAL
                                                                                 YEAR-END             YEAR-END
                                                                             -----------------   ------------------
                                             SHARES ACQUIRED      VALUE        (EXERCISABLE/       (EXERCISABLE/
                   NAME                        ON EXERCISE     REALIZED(1)    UNEXERCISABLE)     UNEXERCISABLE)(2)
- - -------------------------------------------  ---------------   -----------   -----------------   ------------------
Mario Sbarro...............................          --               --       230,000/40,000     $    799,995/  0
Anthony Sbarro.............................          --               --       135,000/30,000     $    399,998/  0
Joseph Sbarro..............................          --               --       125,000/25,000     $    399,998/  0
Robert S. Koebele..........................       6,000          $53,555         3,000/15,500     $  26,750/56,250
Fredric J. Gruder..........................       2,500          $23,950           0  /17,500     $     0  /78,750

- - ---------------

(1) Represents the closing price of the Company's Common Stock on the New York Stock Exchange on the dates of exercise of the options, minus the option exercise price.

(2) Represents the closing price of the Company's Common Stock on the New York Stock Exchange on December 30, 1994, the last trading day of the Company's 1994 fiscal year, minus the respective exercise prices.

REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEES

     This report is presented by the Compensation Committee of the Board of Directors, except for the portion of the report under the caption "Long-Term Incentive Compensation", which is presented by the Board's Stock Option Committee. The Compensation Committee establishes the compensation for the Company's three principal executive officers (Mario, Anthony and Joseph Sbarro) and, with the recommendation of the Company's Chief Executive and Chief Operating Officers, the compensation of the other executive officers of the Company. The Stock Option Committee administers (including making grants under) the Company's 1991 Stock Incentive Plan (the "1991 Plan"). Each Committee consists exclusively of non-employee directors. The report describes the policies of the Committees as in effect in fiscal 1994. As circumstances arise and the Committees deem it appropriate, policies in effect from time to time may change.

     It is the philosophy of the Committees to utilize a combination of salary as a base for compensation, annual bonuses as a means of short-term incentive and stock options to provide long-term incentive. Consequently, the Compensation and Stock Option Committees coordinate their efforts to determine overall compensation of executive officers, using information contained in formal and informal surveys of compensation levels at other restaurant companies to supplement objective and subjective factors.

     In establishing, at the end of fiscal 1993, compensation levels for the Company's executive officers for fiscal 1994, the Compensation Committee reviewed, among other things, a formal survey prepared for it by an independent compensation consulting group of a major public accounting firm and information contained in proxy statements of other restaurant companies, the results and performance of which the Company regularly monitors. The Compensation Committee, in part, uses these surveys as guidelines in considering how the Company's compensation compares to the compensation being paid by the Company's competitors, as well as by others with whom the Company may be competing for talent.

     The formal survey commissioned by the Company compared 1992 compensation (the latest full year for which published information was then available) paid by the Company to that paid by fourteen other restaurant companies selected by the consultants, including two of the five companies in the S&P Restaurant Index (see "Performance Graph," below) and several of the companies which were part of the Compensation

Committee's informal survey. The formal survey concluded that the Company's average return on sales, return on average equity and earnings per share growth during the years 1990 through 1992 ranked first, second and ninth, respectively, among the companies surveyed. The Company's performance ranked it above the top quartile of the companies surveyed with respect to average return on sales and return on average equity, while being near the top quartile in earnings per share growth. The survey also concluded that the cash compensation paid by the Company to executive officers was generally in the high median range, which the Committee believes to be appropriate for attracting and retaining high caliber executives and fostering quality performance. The Committee conducted an informal survey, through a review of proxy statements of other restaurant companies, which included the five companies which comprise the S&P Restaurant Index, to update and revalidate the compensation information contained in the formal survey.

     Base Salary. The Compensation Committee reviews the base salary of each executive officer of the Company annually. In determining the appropriateness of base salaries, the Compensation Committee considers, among other factors, the executive's level of responsibility, performance, experience and expertise, compensation paid to executives performing similar duties for other companies and general economic factors. The Committee's reviews have been qualitative in nature, without specific weights being assigned to the various factors employed by it. The formal survey concluded that, except for the base salary of the Company's Chief Executive Officer, the base salary of the Company's other executive officers was below the top quartile of companies surveyed. Although the Committee concluded that the performance of the Company's three principal executive officers merited an increase in their base salaries, after consultation with these executive officers, their salaries were not increased for fiscal 1994. Salary increases of approximately 5% were granted to other executive officers named in the Cash Compensation Table.

     Annual Incentive Compensation. For fiscal 1994, the Company continued to place emphasis, particularly with respect to the Company's three principal executive officers, on incentive compensation. The Chief Executive Officer of the Company sets individual performance objectives and goals for each executive officer other than himself. These goals may be based on specific performance related targets (including the accomplishment of certain specific programs) established for the particular executive, for his or her area of responsibility or on a corporate basis, or may be subjective. Goals may be adjusted periodically throughout the year. The Chairman of the Compensation Committee meets periodically with the Chief Executive Officer to review the performance of executive officers. In determining the amount of annual bonuses, at the end of the year, the Committee examines, without assigning specific weight to any factor, such factors as the Company's revenues and profitability for the year, the degree to which the Company has fulfilled objectives developed at the beginning of the year, the executive's contribution toward the Company's profitability and meeting corporate goals, the degree to which the executive achieved his or her personal performance goals for the year and information concerning bonuses paid by competitors as indicated in the informal and formal Committee surveys. The Company's emphasis on annual incentive compensation to executive officers who fulfill objectives generally placed the level of such payments made in 1994 in the higher range of the bonuses paid by others included in the surveys.

     Long-Term Incentive Compensation. The Company has utilized stock options as the primary method of providing long-term incentive compensation. The Company believes stock options foster the interest of key employees in seeking long-term growth for the Company, as well as linking the interests of its executives with the overall interests of stockholders. The Compensation Committee, in the case of executive officers, and the Company's Chief Executive Officer and Chief Operating Officer make recommendations to the Stock Option Committee from time to time with respect to the grant of stock options to employees in light of their level of responsibility, compensation level, prior contribution to the Company's performance and the future goals and the performance expected of them. However, the determination of the grant of options rests with the Stock Option Committee. In light of the grant of options made in fiscal 1993 to the Company's top three executive officers, no additional options were granted to them in fiscal 1994. Although the Committee does review the value of options granted by other restaurant companies obtained from the formal and informal surveys, it does not target its grants of options to those granted by others.

     Chief Executive Officer Compensation. The compensation of Mario Sbarro, the Company's Chief Executive Officer, is comprised of the same three components as that of the Company's other executive officers. While it remains the belief of the Compensation Committee that Mr. Sbarro's compensation should be in the top quartile of the compensation levels of chief executive officers in the Company's peer group, it determined, with the concurrence of Mr. Sbarro, not to increase his base salary for fiscal 1994, but rather to continue to emphasize incentive compensation. After reviewing Mr. Sbarro's accomplishments during fiscal 1994, and without placing specific weights on any factors, the Compensation Committee awarded Mr. Sbarro a bonus of $225,000 for fiscal 1994. As previously noted, no additional stock options were granted to Mr. Sbarro in fiscal 1994.

     Recent Tax Legislation. Effective January 1, 1994, Section 162(m) of the Internal Revenue Code of 1986 (the "Code") precludes a public company from taking a federal income tax deduction for annual compensation in excess of $1,000,000 paid to its chief executive officer or any of its four other most highly compensated executive officers. Certain "performance based compensation" is excluded from the deduction limitation. In light of amendments adopted by shareholders in 1994 to the Company's 1991 Stock Incentive Plan, any compensation resulting from the exercise of stock options granted by the Company should be eligible for the exclusion. Based upon Internal Revenue Service proposed regulations and present compensation levels, the Compensation Committee believes that the limitations on compensation deductibility under Section 162(m) of the Code will have no effect on the Company in the foreseeable future.

                                    Respectfully submitted,

                   Compensation Committee                          Stock Option Committee
                 Bernard Zimmerman, Chairman                   Harold L. Kestenbaum, Chairman
                    Harold L. Kestenbaum                               Paul A. Vatter
                         Terry Vince                                     Terry Vince

PERFORMANCE GRAPH

     The following graph compares the cumulative return on investment to holders of the Company's Common Stock for the five years ended December 31, 1994 with the (i) Standard & Poor's ("S&P") Restaurant Index, (ii) American Stock Exchange ("AMEX") Composite Index and (iii) S&P 500 Index for the same period. The Company's Common Stock began trading on the New York Stock Exchange ("NYSE") in lieu of the AMEX on September 23, 1994. Because the NYSE does not report cumulative return on investment information, the Company has determined in the future to compare the cumulative return on investment on its Common Stock to that of the S&P 500 (which does provide such information) in lieu of the AMEX Composite Index. The AMEX Composite Index is included in this year's Proxy Statement in order to comply with Securities and Exchange Commission requirements. The comparison assumes $100 was invested on January 1, 1990 in the Company's Common Stock and in each of the comparison groups, and assumes reinvestment of dividends. In February 1993, the Company initiated a policy of paying quarterly dividends. Dividends of $.13 1/3 per share were declared in each of the four quarters of fiscal 1993 and dividends of $.16 per share were declared in each of the four quarters of fiscal 1994. In February 1995, the Company further increased its quarterly dividend to $.19 per share.

      Measurement Period                                          Amex Market     S&P Restau-
    (Fiscal Year Covered)        Sbarro, Inc.       S&P 500          Value           rants
12/89                                      100             100             100             100
12/90                                      133              97              82              87
12/91                                      166             126             105             117
12/92                                      146             136             106             150
12/93                                      188             150             126             176
12/94                                      170             152             115             175

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company is the sublessee of its headquarters office building (the "Headquarters"), which is leased from the Suffolk County Industrial Development Agency (the "Agency") by Sbarro Enterprises, L.P., a Delaware limited partnership, and, in turn, subleased to the Company. The annual rent payable pursuant to the sublease is $297,800 until April 1996 and will be $337,000 thereafter until April 2001. In addition, the Company is obligated to pay real estate taxes, utilities, insurance and certain other expenses for the facility. Management believes that such rents are comparable to the rents that would be charged by an unaffiliated third party. Payment of principal and interest and any premium on the bonds issued by the Agency to fund construction of the headquarters is severally guaranteed by Mario, Joseph and Anthony Sbarro. The limited partners of Sbarro Enterprises, L.P. are Mario, Joseph, Anthony and Carmela Sbarro. In March 1994, the Company purchased a 100,000 square foot office building. The Company intends to make substantial improvements to this building during 1995 and to occupy a substantial portion of the building as its corporate headquarters, lease the remainder of that building and sublet the building serving as its present corporate headquarters.

     The Company leases, for a term expiring in 1995, its original Sbarro kitchen and retail location from Sbarro Realty, Inc., a New York corporation whose capital stock is owned in equal shares by Mario, Joseph and Anthony Sbarro and the Trust of Carmela Sbarro. The lease provides for an annual base rental of $43,000 and for the adjustment of rents in certain circumstances. The Company believes that such rents are comparable to the rents that would be charged by an unaffiliated third party. The Company intends to renew this lease at prevailing rentals when the current lease expires.

     The mother of Mario, Anthony and Joseph Sbarro and Vice President, Director Emeritus and a co-founder of the Company; a son of Mario Sbarro; a daughter of Mario Sbarro; a son of Joseph Sbarro; and the son-in-law of Joseph Sbarro are employed by the Company in various capacities, for which they received, $92,300, $126,500, $85,000, $176,250 and $176,250, respectively, for services rendered during fiscal 1994. In addition, ten other members of the immediate family of Mario, Anthony and Joseph Sbarro received an aggregate of $331,706 for services rendered as employees during fiscal 1994.

     The Company has purchased printing services from a corporation owned by the husband of Carmela N. Merendino and son-in-law of Mario Sbarro in the amount of approximately $169,000 during fiscal 1994. The Company believes that these services were provided on terms comparable to those that would have been available from unrelated third parties.

     During fiscal 1994, a company owned by the son of Anthony Sbarro and a company owned by the daughter of Joseph Sbarro paid royalties to the Company aggregating approximately $56,000 and $47,000, respectively, under franchise agreements containing terms similar to those in agreements entered into by the Company with unrelated franchisees.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act requires the Company's executive officers and directors, and persons who beneficially own more than 10% of the Company's Common Stock, to file initial reports of ownership and reports of changes of ownership with the Securities and Exchange Commission and furnish copies of those reports to the Company. Based solely on a review of the copies of the reports furnished to the Company to date, or written representations that no reports were required, the Company believes that all reports required to be filed by such persons with respect to the Company's fiscal year ending January 1, 1995 were timely made, except that Fredric J. Gruder filed one report ten days late with respect to one transaction.

                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The firm of Arthur Andersen LLP has audited the financial statements of the Company for the past five years and the Board of Directors has, subject to ratification by shareholders, appointed that firm to act as its independent public accountants for the Company's fiscal year ending December 31, 1995. Accordingly, management will present to the Meeting a resolution ratifying the appointment of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending December 31, 1995.

     A representative of Arthur Andersen LLP is expected to be present at the Meeting with the opportunity to make a statement if the representative desires to do so and is expected to be available to respond to appropriate questions addressed by shareholders.

                              VOTING REQUIREMENTS

     Directors are elected by a plurality of the votes cast at the Meeting (Proposal 1). The affirmative vote of a majority of the votes cast at the Meeting will be required to ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants for the Company's fiscal year ending December 31, 1995 (Proposal 2). Abstentions and broker nonvotes with respect to any matter are not considered as votes cast with respect to that matter. The Board of Directors has unanimously recommended a vote in favor of each nominee named in the Proxy and FOR Proposal 2.

                                 MISCELLANEOUS

SHAREHOLDER PROPOSALS

     Any shareholder proposal intended to be presented at the 1996 Annual Meeting of Shareholders must be received by the Company not later than December 31, 1995 for inclusion in the Company's proxy statement and form of proxy for that meeting.

OTHER MATTERS

     Management does not intend to bring before the Meeting for action any matters other than those specifically referred to above and is not aware of any other matters which are proposed to be presented by others. If any other matters or motions should properly come before the Meeting, the persons named in the Proxy intend to vote thereon in accordance with their judgment on such matters or motions, including any matters or motions dealing with the conduct of the Meeting.

PROXIES

     All shareholders are urged to fill in their choices with respect to the matters to be voted upon, sign and promptly return the enclosed form of Proxy.

                                           By Order of the Board of Directors,

                                                      JOSEPH SBARRO,
                                                        Secretary

April 24, 1995

PROXY                                                               PROXY

                                SBARRO, INC.
               (SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS)

        The undersigned holder of Common Stock of SBARRO, INC., revoking all proxies heretofore given, hereby constitutes and appoints Mario Sbarro and Anthony Sbarro, and each of them, Proxies, with full power of substitution, for the undersigned and in the name, place and stead of the undersigned, to vote all of the undersigned's shares of said stock, according to the number of votes and with all the powers the undersigned would possess if personally present, at the Annual Meeting of Shareholders of SBARRO, INC. to be held at Sbarro, The Italian Eatery, Walt Whitman Mall, Route 110, Huntington Station, New York on Wednesday, May 24, 1995 at 10:30 A.M., Eastern Daylight Savings time, and at all adjournments or postponements thereof.

        The undersigned hereby acknowledges receipt of the Notice of Meeting and Proxy Statement relating to the meeting and hereby revokes any proxy or proxies heretofore given.

        Each properly executed Proxy will be voted in accordance with the specifications made on the reverse side of this Proxy and in the discretion of the Proxies on any other matter that may properly come before the meeting. Where no choice is specified, this Proxy will be voted FOR all listed nominees to serve as directors and FOR Proposal 2.

         (PLEASE MARK, DATE AND SIGN THIS PROXY ON THE REVERSE SIDE)

                                      / X /  Please mark you votes as this


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL LISTED NOMINEES AND FOR PROPOSAL 2.

               ----------------
                   COMMON

1. Election of three Class 3 Directors

          FOR ALL                WITHHOLD
       NOMINEES LISTED           AUTHORITY
    (EXCEPT AS MARKED TO      TO VOTE FOR ALL
       THE CONTRARY),         LISTED NOMINEES.
          /  /                     /  /

NOMINEES: Mario Sbarro, Thomas J. Sandleitner and Bernard Zimmerman

(Instructions: To withhold authority to vote for any individual nominee, circle that nominee's name in the list provided above.)

2. Ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants

     FOR       AGAINST        ABSTAIN
     /   /       /   /         /   /

    Will Attend the Meeting    /   /


Dated:______________________________________, 1995
____________________________________________
____________________________________________
                (Signature)

(Signatures should conform to names as registered.
For jointly owned shares, each owner should sign. When signing as attorney, executor, administrator, trustee, guardian or officer of a corporation, please give full title.)

PLEASE MARK AND SIGN ABOVE AND RETURN PROMPTLY